Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2026, with respect to the consolidated financial statements included in the Annual Report of Airgain, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Airgain, Inc. on Forms S-3 (File No. 333-287047) and on Forms S-8 (File No. 333-289321, File No. 333-268419, File No. 333-253845 and File No. 333-213770).

/s/ GRANT THORNTON LLP

San Diego, California

February 26, 2026